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                                                                  EXHIBIT 23.5






The Board of Directors
Limbex Corporation:


We consent to the incorporation by reference in registration statement
(No. 333-10269) on Form S-3 of Quarterdeck Corporation of our report dated August 16, 1996, with respect to the consolidated balance sheet of Limbex Corporation as of March 31, 1996, and the related statements of operations, shareholders' equity, and cash flows for the period from May 5, 1995 (inception) through March 31, 1996, which report appears in the Form 8-K of Quarterdeck Corporation dated July 18, 1996.



KMPG Peat Marwick LLP


Los Angeles, California
October 9, 1996